UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NSTAR

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800 Boylston Street

Boston, MA 02199

March 14, 2008

Dear Shareholder:

We cordially invite you to attend NSTAR’s Annual Meeting of Shareholders. The meeting will be held on Thursday, May 1, 2008 at 11:00 a.m. at the John B. Hynes Veterans Memorial Convention Center, 900 Boylston Street, Boston, Massachusetts 02115.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement set forth the business to come before this year’s Annual Meeting.

Your vote on the business at the Annual Meeting is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy in the envelope provided, or vote your proxy by telephone or the Internet as outlined by the instructions on the proxy card, as soon as possible. We will also report at the Annual Meeting on our operations and other matters affecting NSTAR and will respond to Shareholders’ questions.

If you plan to attend the Annual Meeting, please bring your admission ticket and photo identification. If your shares are held in the name of a broker or nominee, please bring documentation confirming your ownership.

Sincerely,

Thomas J. May
Chairman, President and Chief Executive Officer

800 Boylston Street

Boston, Massachusetts 02199

Notice of Annual Meeting of Shareholders

to be held on May 1, 2008

To the holders of NSTAR’s Common Shares:

The Annual Meeting of Shareholders of NSTAR will be held at the John B. Hynes Veterans Memorial Convention Center, 900 Boylston Street, Boston, Massachusetts 02115, on Thursday, May 1, 2008 at 11:00 a.m., for the following purposes:

1.	To elect four Class III trustees to serve until the 2011 Annual Meeting and until the election and qualification of their respective successors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2008.

3.	To transact any other business that may properly come before the Annual Meeting or any adjournment of the meeting.

You can find further information regarding the matters to be considered and acted on at the Annual Meeting in the accompanying proxy statement.

Shareholders who owned our Common Shares at the close of business on March 4, 2008 are entitled to attend and to vote at the Annual Meeting or any adjournment of the meeting.

Please sign, date and return the accompanying proxy in the enclosed return envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken. You will find the procedures to be followed if you wish to revoke your proxy on page ii of this proxy statement.

By Order of the Board of Trustees,

Douglas S. Horan
Senior Vice President, Secretary and General Counsel

Boston, Massachusetts

March 14, 2008

QUESTIONS AND ANSWERS

Q:	When and where is the Annual Meeting?

A:	We will be holding the NSTAR 2008 Annual Meeting of Shareholders on Thursday, May 1, 2008, at 11:00 a.m. at the John B. Hynes Veterans Memorial Convention Center, 900 Boylston Street, Boston, Massachusetts 02115.

Q:	How do I vote?

A:	You may vote by telephone, mail, on the Internet or in person at the Annual Meeting. Instructions for voting by telephone and on the Internet are provided on your proxy card. To vote by mail, complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. If you are a shareholder of record, you can attend the Annual Meeting and vote your shares in person.

Q:	What am I being asked to vote on at the Annual Meeting?

A:	We are asking you to vote on two proposals:

•	The election of four trustees

•	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2008.

Q:	How does the Board of Trustees recommend that I vote at the Annual Meeting?

A:	The Board recommends that you vote:

•	FOR the election of the four nominated trustees

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2008.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders at the close of business on March 4, 2008 may vote at the meeting. Each share is entitled to one vote. There were 106,808,376 Common Shares outstanding on March 4, 2008.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with the transfer agent or with brokers. Please complete and return all proxy cards to ensure that all of your shares are voted.

Q:	What is a quorum?

A:	A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote. A quorum is necessary to conduct business at the Annual Meeting.

Q:	How many votes must the nominees receive to be elected to the Board of Trustees?

A:	Assuming a quorum is present at the Annual Meeting, trustees will be elected by a plurality of the vote.

i

Q:	Can I change my mind after I have mailed in my signed proxy card or after I have voted by telephone or the Internet?

A:	Yes. You may withdraw your proxy at any time before the vote takes place by: (1) returning another properly signed proxy bearing a later date to the Secretary of the Company; (2) delivering a written revocation of your proxy to the Secretary of the Company; or (3) voting at the Annual Meeting in person. The mailing address for the Secretary of the Company is:

Douglas S. Horan, Secretary

NSTAR

800 Boylston Street, 17th Floor

Boston, MA 02199

Q:	What do I do if my shares are held in “street name” by my broker?

A:	If you are not a registered Shareholder, but hold your shares in street name through a bank or brokerage firm, your bank or broker will send you a voting instruction form. Many brokers also offer you the option of voting either by telephone or the Internet. Instructions for voting will be provided by your broker on your voting instruction form. Your ability to vote by telephone or the Internet will depend upon the processes used by your broker, bank or record holder. We recommend that you follow the voting instructions in the materials you receive.

Q:	What do I need to do if I plan to attend the Annual Meeting in person?

A:	Please fill out the proxy card completely and mark the appropriate box on the front of the proxy card and return it to us. Follow the instructions on the proxy card provided for attendance. Bring the Admission Ticket attached to your proxy card (or printed from the Internet) along with a form of identification to the Annual Meeting. If your shares are held in the name of a bank, broker or other record holder, you should bring documentation confirming your ownership with you to the meeting.

Q:	Whom should I call if I have any additional questions?

A:	If you hold your shares directly, please call NSTAR’s Investor Relations Department at (781) 441-8338. If your shares are held in street name, please contact your broker at the telephone number provided by your broker on your proxy card.

ii

NSTAR

800 Boylston Street

Boston, Massachusetts 02199

(617) 424-2000

PROXY STATEMENT

The Board of Trustees of NSTAR is furnishing this proxy statement and soliciting the accompanying proxy card in connection with the Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held on Thursday, May 1, 2008 at 11:00 a.m. at the John B. Hynes Veterans Memorial Convention Center, 900 Boylston Street, Boston, Massachusetts, 02115. We are giving notice of the Annual Meeting in accordance with the Company’s Declaration of Trust for the purposes set forth in the Notice above. This proxy statement and accompanying proxy card will first be mailed to Shareholders on or about March 14, 2008.

The accompanying proxy, if properly executed and delivered by a Shareholder entitled to vote (or voted by telephone or the Internet), will be voted at the Annual Meeting as specified in the proxy, but you may revoke it at any time before the vote is taken by delivery to the Secretary of the Company of a written revocation, by revocation in person to the Secretary at the Annual Meeting, or by a proxy bearing a later date. If the proxy is properly executed and delivered by a Shareholder, but choices are not specified on the proxy, the shares will be voted For the election of all of the nominees for trustee specified below and For Proposal Number Two.

We will pay all costs of this proxy solicitation. We have retained Laurel Hill Advisory Group to assist in the solicitation of proxies. We will pay Laurel Hill Advisory Group a fee of $7,000, plus actual out-of-pocket expenses. Some employees may devote a part of their time to the solicitation of proxies or for attendance at the Annual Meeting. These persons will not receive additional compensation for these solicitation services. The cost of this additional solicitation will be nominal. We will reimburse brokerage firms, banks and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of our Common Shares.

On March 4, 2008, there were issued and outstanding 106,808,376 NSTAR Common Shares. Only holders of record of NSTAR Common Shares at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting, and those entitled to vote will have one vote for each Common Share held.

The Annual Report to Shareholders of NSTAR for the year ended December 31, 2007, which includes financial statements, is being mailed to Shareholders with this proxy statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 1, 2008

This Proxy Statement and the NSTAR 2007 Annual Report are available for downloading, viewing and printing at www.nstar.com/investors/

PROPOSAL NUMBER ONE: ELECTION OF TRUSTEES

Information about the NSTAR Board, Nominees and Incumbent Trustees

NSTAR’s Declaration of Trust provides for classification of the NSTAR Board of Trustees into three classes serving staggered three-year terms. Pursuant to NSTAR’s Declaration of Trust, the Board of Trustees has fixed the number of trustees at ten. The four persons named below have been nominated by the NSTAR Board of Trustees for election as Class III trustees for a term expiring at the Annual Meeting to be held in the year 2011 and until their successors are duly elected and qualified. The remaining trustees will continue to serve as set forth below, with the Class I trustees having terms expiring in 2009 and the Class II trustees having terms expiring in 2010. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the NSTAR Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the NSTAR Board, or in the absence of such designation, in a manner as the trustees may in their discretion determine. Alternatively, in any such situation, the Board of Trustees may take action to fix the number of trustees for the ensuing year at the number of nominees and incumbent trustees who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent that the authority to vote is withheld.

The names of the nominees as Class III trustees and the incumbent Class I and Class II trustees, their ages and certain information concerning each such trustee are shown in the following table. Unless otherwise indicated, all nominees and incumbent trustees have held their current or equivalent positions for the previous five years.

Nominees as Class III Trustees

Nominees	Principal Occupation and Directorships
Charles K. Gifford Age: 65 Trustee since: 1999	Chairman Emeritus and a Director, Bank of America Corporation (retired as Chairman 2005) (Bank holding company); Director, CBS Corporation.

Paul A. La Camera Age: 65 Trustee since: 1999	General Manager, WBUR Boston (Broadcasting); formerly President and General Manager (2005), WCVB-TV Channel 5 Boston.

Sherry H. Penney Age: 70 Trustee since: 1999	Sherry H. Penney Professor of Leadership, College of Management, University of Massachusetts Boston.

William C. Van Faasen Age: 59 Trustee since: 2002	Chairman (2005) and Chief Executive Officer (2004), Blue Cross Blue Shield of Massachusetts Inc. (retired 2007) (Health care); Director, IMS Health, Inc. and Liberty Mutual Holding Company, Inc.

Incumbent Class I Trustees - Terms Expiring in 2009

Trustees	Principal Occupation and Directorships
Thomas G. Dignan, Jr. Age: 67 Trustee since: 1999	Of Counsel, Ropes & Gray, LLP (Law firm).

Matina S. Horner Age: 68 Trustee since: 1999	Executive Vice President, Teachers Insurance and Annuity Association/College Retirement Equities Fund (retired 2003) (Financial services); Trustee, BlackRock Funds.

Gerald L. Wilson Age: 68 Trustee since: 1999	Vannevar Bush Professor of Engineering, Massachusetts Institute of Technology; Director, Analogic Corp.

Incumbent Class II Trustees - Terms Expiring in 2010

Trustees	Principal Occupation and Directorships
Gary L. Countryman Age: 68 Trustee since: 1999	Chairman Emeritus and a Director, Liberty Mutual Holding Company, Inc.; Director, Bank of America Corporation and CBS Corporation.

Daniel Dennis Age: 65 Trustee since: 2002	Managing Partner of Daniel Dennis & Company LLP, Certified Public Accountants.

Thomas J. May Age: 60 Trustee since: 1999	Chairman, President, Chief Executive Officer and a Trustee, NSTAR; Director, Bank of America Corporation and Liberty Mutual Holding Company, Inc.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines. In 2003, the Board of Trustees adopted the NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues (“Corporate Governance Guidelines”). The Corporate Governance Guidelines provide a framework for NSTAR’s corporate governance initiatives and cover such matters as Board composition, Board meetings, Board Committees, and Board and management review and responsibility. A copy of the Corporate Governance Guidelines is available on our website at: www.nstar.com: select “Investor Relations,” “Company Information,” “Corporate Governance” and then “Guidelines,” or in print to any Shareholder who requests a copy from the Secretary.

Board Independence. The Corporate Governance Guidelines provide that a substantial majority of the Company’s trustees should be independent, non-employee trustees. Each year, the Board Governance and Nominating Committee affirmatively determines the independence of each trustee and nominee for election as a trustee in accordance with the Corporate Governance Guidelines. To assist the Board in determining trustee independence, the Board has adopted independence standards that are set forth in detail in the Corporate Governance Guidelines. These standards are consistent with the listing standards of the New York Stock Exchange (“NYSE”). In general, absent other considerations, the Board will consider a trustee to be independent if he or she is not disqualified from being independent under Section 303A.02 (b) of the NYSE Listed Company Manual and he or she does not have, and in the previous three years has not had, and has no immediate family member that has or has had within the previous three years, a “Material Relationship” with the Company. The following relationships, either individually or as a director, executive officer, employee or general partner with, or significant equity holder (in excess of five percent) of a company or a firm, are considered Material Relationships: (i) a customer or supplier of the Company or its subsidiaries where the amount of compensation paid to or received from such customer or supplier in any single fiscal year exceeds the greater of $1 million or two percent of such customer’s or supplier’s consolidated gross revenues; or (ii) a tax-exempt entity that receives contributions from the Company or its subsidiaries during a calendar year in excess of the greater of $1 million or two percent of the total donations received by such entity. In the case of an immediate family member of a trustee, where the only relationship with such company or firm is that of an employee, the relationship is not considered material.

In addition, the Board Governance and Nominating Committee annually confirms that the members of the Audit, Finance and Risk Management Committee have not received, directly or indirectly, any fees from the Company other than compensation as a member of the Board of Trustees and the Board’s Committees, and are not otherwise affiliated with the Company as that term is defined in the Securities and Exchange Commission’s (“SEC”) regulations.

At its meeting on January 22, 2008, the Board Governance and Nominating Committee determined that Mr. Countryman, Mr. Dennis, Mr. Dignan, Mr. Gifford, Dr. Horner, Mr. La Camera, Dr. Penney, Mr. Van Faasen and Dr. Wilson are independent, consistent with the requirements of the Corporate Governance Guidelines and the NYSE Listed Company Manual. In making this determination, the Board considered the following relationships: Messrs. La Camera and Van Faasen are, or in the past three years have been affiliated with entities that have business relationships with the Company. The Company obtains a majority of its health insurance services from Blue Cross Blue Shield of Massachusetts and provides electric distribution service to Blue Cross Blue Shield of Massachusetts and WBUR radio. These relationships have been deemed to constitute immaterial relationships, because these are ordinary course of business relationships made on an arms-length basis and the amount paid to or received from such entities in 2007 was significantly below the two percent threshold established under the Corporate Governance Guidelines. All members of the Audit, Finance and Risk Management Committee are also independent for the purposes of Section 10A-3 of the Securities Exchange Act of 1934. Mr. May does not meet the independence criteria set out in the Corporate Governance Guidelines because he is the Chief Executive Officer.

Board of Trustees Meetings. The NSTAR Board of Trustees held eight regular meetings during 2007. Each trustee attended at least 75% of the meetings of the NSTAR Board and the Committees of the NSTAR Board on which such trustees served.

Executive Sessions. The non-management trustees met twice in executive session without management in 2007. All trustees other than Mr. May are considered to be non-management trustees. In January of 2007, the Board created a formal position of Presiding Trustee and elected Mr. Gifford as the Presiding Trustee in May, 2007. As Presiding Trustee, Mr. Gifford will chair future meetings of the non-management trustees.

Trustee Retirement Policy. The NSTAR Board of Trustees has adopted the following trustee retirement policy: trustees who are employees of NSTAR, with the exception of the Chief Executive Officer, retire from the Board when they retire from employment with the Company. Trustees who are not employees of NSTAR or who have served as Chief Executive Officer retire from the Board at the Annual Meeting of Shareholders following their seventy-second birthday.

Policy Relating to Attendance at Annual Meeting. It is the policy of the Board that all trustees are encouraged to attend the Company’s Annual Meeting of Shareholders. A majority of the Board of Trustees attended the Company’s 2007 Annual Meeting of Shareholders.

Committees. The NSTAR Board of Trustees has an Audit, Finance and Risk Management Committee, an Executive Personnel Committee and a Board Governance and Nominating Committee. Each of the Committee charters is available on our website at: www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance.” The charters are also available in print to any Shareholder who requests them from the Company’s Secretary. The Board also has a standing Executive Committee.

Executive Committee. The Executive Committee is comprised of Mr. Thomas J. May, Chair, Messrs. Gary L. Countryman, Thomas G. Dignan, Jr. and Charles K. Gifford and Dr. Matina S. Horner. The Committee’s duties include the exercise of those powers of the NSTAR Board of Trustees which by the terms of the Company’s Declaration of Trust may be exercised by the Executive Committee between regular Board meetings. The Executive Committee met once in 2007.

Audit, Finance and Risk Management Committee. The Audit, Finance and Risk Management Committee is comprised of Dr. Matina S. Horner, Chair and Messrs. Daniel Dennis, Paul A. La Camera and William C. Van Faasen and Dr. Gerald L. Wilson. The Board of Trustees has made a determination that Mr. Dennis is the Committee’s “audit committee financial expert,” as that term is defined in the SEC’s regulations and that, as noted, each of the members meets the applicable SEC and NYSE independence standards. The Committee met four times in 2007.

In accordance with its Charter, the purpose of the Audit, Finance and Risk Management Committee is to appoint and oversee the independent registered public accountants, to review the Company’s short and long term financing requirements, risk management and compliance programs, and to assist the Board of Trustees in carrying out the Board’s oversight requirements. Specific duties of the Committee include engagement and oversight of the independent registered public accountants, and oversight of the Company’s audit process, including audit plans, internal controls over financial reporting, and the annual and quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Form 10-K and Form 10-Q Reports.

Board Governance and Nominating Committee. The Board Governance and Nominating Committee is comprised of Mr. Thomas G. Dignan, Jr., Chair, Mr. Charles K. Gifford, Mr. Paul A. La Camera, Dr. Sherry H. Penney and Dr. Gerald L. Wilson. The Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines, reporting and recommending changes in the Corporate Governance Guidelines to the full Board, identifying individuals qualified to become Board members and recommending nominees for election to the Board and for appointment to Board Committees. The Committee also oversees the effectiveness of communications between the Board and management and assists the Board in the performance of annual evaluations of Board and Committee performance. This Committee met three times in 2007. Each of the Committee members meets the applicable SEC and NYSE independence standards for membership on the Board Governance and Nominating Committee.

In making nominations for election to the Board, the Board Governance and Nominating Committee identifies candidates who meet the current challenges and needs of the Company. The Corporate Governance Guidelines provide that the Board Governance and Nominating Committee is responsible for reviewing with the full Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, including skills such as accounting, finance, management, leadership and corporate governance, an understanding of the energy, utility and other customer-service industries, and such issues as diversity and age, taking into consideration the perceived needs of the Board at that point in time. All Board members must be able to dedicate time and resources sufficient to ensure the diligent performance of his or her duties on behalf of the Company, including attendance at Board and Committee meetings.

The Board Governance and Nominating Committee may use multiple sources when identifying and evaluating potential new trustees, including referrals from current trustees and input from third parties and search firms. The Committee reviews the qualifications and references of the candidates identified for consideration. Candidates are assessed based on the criteria contained in the Corporate Governance Guidelines. The Committee recommends candidates to the Board, which selects nominees to be presented for election by Shareholders and appoints trustees to fill vacancies. With respect to trustees standing for re-election, the Committee considers the trustee’s performance on the Board and whether the trustee’s re-election would be consistent with the Corporate Governance Guidelines discussed above. The Committee is also responsible for setting trustee compensation.

Executive Personnel Committee. The Executive Personnel Committee is comprised of Mr. Gary L. Countryman, Chair, Mr. Thomas G. Dignan, Jr., Mr. Charles K. Gifford, Dr. Sherry H. Penney and Mr. William C. Van Faasen. The Committee is responsible for reviewing executive officer compensation and performance, recommending to the Board candidates for election as executive officers as submitted by management, reviewing the executive succession planning process and significant organizational changes, and reviewing certain benefit programs and human resources policies. This Committee met four times in 2007. Each of the members meets the applicable SEC and NYSE independence standards for membership on the Executive Personnel Committee.

Processes and Procedures for Considering and Determining Executive Officer Compensation. The Executive Personnel Committee has responsibility for the executive officer compensation plans, policies and programs at NSTAR and for establishing the overall compensation philosophy for executive officers. The Committee reviews and approves the corporate goals and objectives relevant to the compensation of senior executive officers of the Company, evaluates the performance of those executives in light of such goals and objectives and sets a compensation level for those executives that is competitive based on this evaluation. Committee members regularly evaluate compensation matters in discussions during the year.

At its January meeting, the Committee establishes corporate goals for the coming year. The Committee considers a wide range of financial and operational goals and measures, including but not limited to: earnings per share, earnings growth, dividends per share, dividend growth, total shareholder return, credit ratings, operating and capital spending, system reliability and performance, safety and customer service measures and the results of regulatory proceedings and energy procurement programs.

The Committee engages a compensation consultant to provide comparative data and assist it in determining the three elements (base salary, annual incentive and long term incentive) of compensation for the year. Towers Perrin has been retained since 1995 for this purpose. Towers Perrin works with the Company’s Human Resources staff and the Chief Executive Officer to review the Company’s compensation programs and internal and external compensation data and to make recommendations to the Committee. The Committee also relies on NSTAR Human Resources personnel to assist with the production of the required data. Towers Perrin compiles data about compensation paid to executives at a group of urban utility companies for the purpose of benchmarking total compensation, and also reviews data pertaining to similarly-sized general industry companies as a secondary reference to assist the Committee in assuring that its compensation package is competitive with other companies with which the Company competes for top management talent. Additional benchmarking information is contained under “Compensation Discussion and Analysis.”

In addition, the Chief Executive Officer makes recommendations to the Committee relating to salary ranges, target annual cash incentives and the level of long term equity incentive awards for senior executives. Based upon the above, the Committee sets base salary ranges and sets targets and ranges for annual cash incentives and long term equity awards.

At the end of the year, management provides to the Committee a comprehensive annual review of the Company’s performance against the previously set goals. The Committee then considers this information, as well as individual and team performance and recommendations made by the Chief Executive Officer, and determines actual annual cash incentive awards. The Committee also makes equity awards under the NSTAR 2007 Long Term Incentive Plan and approves adjustments to base salary levels.

Compensation decisions relating to the performance of the Chief Executive Officer are made by the Committee and are also subject to the approval of the independent members of the Board of Trustees.

Processes and Procedures for Considering and Determining Trustee Compensation/2007 Trustee Compensation. The process of setting trustee compensation generally follows the benchmarking employed in setting compensation for our executive officers. However, the Board Governance and Nominating Committee oversees this process. From time to time, Towers Perrin prepares a benchmark review of public company director compensation using a process similar to that used for executive compensation purposes. The compensation survey includes data on total compensation for directors at the comparator companies, as well as on individual components of that compensation, such as annual retainers and board and committee meeting fees. Data is also provided that differentiates compensation by board position, such as committee chairs, and includes data showing trends in director compensation. NSTAR’s objective is to set trustee compensation at the median of the urban utility company group. Management and Towers Perrin periodically review this data, after which management makes any recommendation to the Committee as to adjustments in trustee compensation.

Currently, each trustee who is not an employee of NSTAR receives an annual Board retainer of $95,000; $35,000 in cash and $60,000 either in cash or, at the election of the trustee, in NSTAR Common Shares. Non-employee trustees who are also members of the Executive Committee receive an annual retainer of $5,000. The Chairs of the Board Governance and Nominating and Executive Personnel Committees and the Presiding Trustee receive an additional annual retainer of $5,000, and the Chair of the Audit, Finance and Risk Management Committee receives an additional annual retainer of $13,000. Members of the Audit, Finance and Risk Management Committee, with the exception of the Chair, receive an additional annual retainer of $3,000. Trustees who are not employees of NSTAR receive $1,500 for attendance in person at each Board and Committee meeting and $750 for participating in such a meeting by telephone. Trustees may elect to defer part or all of their fees into deferred accounts pursuant to NSTAR’s Trustees’ Deferred Plan. Participants may select publicly-traded securities and mutual funds as investments for cash compensation deferred under the Plan. The additional retainer Common Shares are credited to the deferred compensation trust account established under the Plan, which is payable upon retirement from the Board.

2007 TRUSTEE COMPENSATION

Name	Fees Earned or Paid in Cash (1)($)	Fees Earned or Paid in Stock (1)(2)($)	All Other Compensation (3)($)	Total ($)
Gary L. Countryman	$60,500	$55,000		$115,500
Daniel Dennis	$52,750	$55,000		$107,750
Thomas G. Dignan, Jr.	$66,500	$55,000	$3,500	$125,000
Charles K. Gifford	$55,000	$55,000	$2,500	$112,500
Matina S. Horner	$70,000	$55,000		$125,000
Paul A. La Camera	$58,000	$55,000	$3,500	$116,500
Sherry H. Penney	$53,500	$55,000	$1,000	$109,500
William C. Van Faasen	$53,500	$55,000	$1,000	$109,500
Gerald L. Wilson	$58,000	$55,000		$113,000

(1)	Effective October 1, 2007, the annual Board retainer increased from $80,000 to $95,000; $35,000 in cash and $60,000 either in cash or, at the election of the trustee, in NSTAR Common Shares.

(2)	This column reflects the grant date fair value of the NSTAR Common Shares delivered to the named trustees during 2007 in settlement of fees earned or paid in stock.

(3)	Reflects matching of charitable contributions.

Communications with the Board. Any Shareholder or other interested party who wishes to communicate with the Board or any individual or group of individual trustees, including the non-management or independent Board members as a group, can write to Douglas S. Horan, Secretary, NSTAR, 800 Boylston Street, Boston, MA 02199 or may communicate electronically by sending an e-mail to the following address: hotline@nstar.com. Depending on the subject matter, management will forward the communication to the trustee or group of trustees to whom it is addressed, or attempt to handle the inquiry directly, for example, where the request is for information about the Company or is a dividend or related stock matter, or where the communication is primarily commercial in nature. Complaints regarding accounting, internal accounting controls and auditing matters are forwarded to the Chair of the Audit, Finance and Risk Management Committee in accordance with the Audit, Finance and Risk Management Committee’s procedures that are described in its Report contained in this proxy statement and on the Company’s website.

NSTAR Policies on Business Ethics and Conduct. The NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues, NSTAR’s Code of Ethics for the Principal Executive Officer, General Counsel and Senior Financial Officers, and its Code of Ethics and Business Conduct for Trustees, Officers and Employees, together with other relevant governance documents that are applicable to NSTAR’s executive officers, senior financial officers or trustees can be accessed free of charge on NSTAR’s website at www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance,” or in print to any Shareholder who requests them from the Company’s Secretary.

NSTAR Policy on Related Persons Transactions. In January, 2007, the Board Governance and Nominating Committee adopted the NSTAR Related Persons Transaction Policy. Under this policy, the Company will not engage in transactions with related persons unless the Committee determines that the transaction is on terms comparable to those that the Company could obtain in an arms-length transaction with an unrelated third party. The term related person means: a senior executive officer, trustee, or an immediate family member; shareholders owning in excess of five percent of the Company’s outstanding shares; and entities in which any of the persons or entities described above hold the position of general partner or similar position, director, or owner of more than a five percent ownership interest.

Beneficial Ownership Table

The following table sets forth the number of NSTAR Common Shares beneficially owned as of February 1, 2008 by all five percent shareholders, by each trustee and by each of the executive officers named in the Summary Compensation Table. Except as indicated below, all of the shares listed are held by the persons named with both sole voting and investment power.

	Number of NSTAR Common Shares Beneficially Owned(1)(2)(3)(#)	Percentage of NSTAR Common Shares Beneficially Owned(4)
5% Shareholders

Pictet Asset Management SA	5,462,650	5.114%
Tower 42, Level 37
25 Old Broad Street
London XO
EC2N 1HQ

Trustees and Named Executive Officers

Gary L. Countryman	27,068	*
Daniel Dennis	8,691	*
Thomas G. Dignan, Jr.	29,112	*
Charles K. Gifford	22,526	*
Douglas S. Horan	70,883	*
Matina S. Horner	26,308	*
James J. Judge	237,368	*
Paul A. La Camera	13,905	*
Thomas J. May	1,155,326	1.082%
Joseph R. Nolan, Jr.	53,628	*
Sherry H. Penney	26,239	*
Werner J. Schweiger	286,432	*
William C. Van Faasen	8,408	*
Gerald L. Wilson	18,996	*
All trustees and executive officers as a group (17 persons)	2,170,971	2.033%

(1)	Includes the following number of Common Shares which each of the Named Executive Officers has the right to acquire within 60 days of February 1, 2008 upon the exercise of outstanding stock options: Mr. May, 600,000 shares; Mr. Judge, 126,667 shares; Mr. Horan, 0 shares; Mr. Schweiger, 231,000 shares; and Mr. Nolan, 11,334 shares; all executive officers as a group, 1,063,001 shares.

(2)	Includes the following number of Common Shares credited under NSTAR’s Deferred Compensation Plan: Mr. May, 517,134 shares; Mr. Judge, 97,709 shares; Mr. Horan, 69,729 shares; Mr. Schweiger, 49,827 shares; and Mr. Nolan, 34,391 shares; all executive officers as a group, 825,765 shares. Participants in the Deferred Compensation Plan may instruct the Plan trustee to vote NSTAR Common Shares held in a Rabbi trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the Plan’s trust. The total number of NSTAR Common Shares held in the trustee brokerage account on behalf of each trustee is as follows: Mr. Countryman, 20,222 shares; Mr. Dennis, 8,691 shares; Mr. Dignan, 20,741 shares; Mr. Gifford, 17,806 shares, Dr. Horner, 19,470 shares; Mr. La Camera, 13,905 shares; Dr. Penney, 19,251 shares; Mr. Van Faasen, 8,408 shares and Dr. Wilson, 13,272 shares.

(3)	Includes the following number of Common Shares held in the NSTAR Savings Plan: Mr. May, 35,292 shares; Mr. Judge, 11,923 shares; Mr. Horan, 1,154 shares; Mr. Schweiger, 2,982 shares; and Mr. Nolan, 7,903 shares; all executive officers as a group, 75,911 shares.

(4)	* denotes that beneficial ownership is less than 1 percent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that trustees and executive officers file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 and/or Form 5 with the SEC and any national securities exchange on which NSTAR’s Common Shares are traded.

Based on a review of the forms furnished to the Company and written representations from the trustees and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its trustees and executive officers were complied with for 2007.

AUDIT, FINANCE AND RISK MANAGEMENT COMMITTEE REPORT

The Audit, Finance and Risk Management Committee is comprised of Dr. Matina S. Horner, Chair, Messrs. Daniel Dennis, Paul A. La Camera and William C. Van Faasen and Dr. Gerald L. Wilson. The Committee annually reviews the New York Stock Exchange and Securities and Exchange Commission’s standards of independence and financial expertise for audit committee members and at its most recent review determined that the members of the Committee met such standards. The Board of Trustees designated Mr. Daniel Dennis as the Committee’s financial expert.

In accordance with its Charter, the purpose of the Committee is to appoint and oversee the independent registered public accountants and to review the Company’s short and long term financing requirements, as well as its risk management, internal controls over financial reporting and compliance programs, so as to assist the Board of Trustees in carrying out the Board’s oversight requirements. The Committee appoints a firm of independent registered public accountants annually. PricewaterhouseCoopers LLP was appointed as the Company’s independent registered public accountants in January 2008 for the 2008 fiscal year, subject to ratification by Shareholders at the 2008 Annual Meeting of Shareholders. A more detailed description of the purpose and duties of the Committee is set forth in the Audit, Finance and Risk Management Committee’s Charter and is available on our website at www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance,” or in print to any Shareholder who requests it from our Secretary.

Management is responsible for preparing complete and accurate consolidated financial statements for the Company in accordance with generally accepted accounting principles. The independent registered public accountants are responsible for performing independent audits of NSTAR’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing reports thereon.

The Committee meets with the independent registered public accountants, the Company’s internal auditor, the Chief Executive Officer and the senior management of the Company to review the scope and the results of the annual audit, both internal and external, the amount of audit fees, the Company’s system of internal controls over financial reporting, including management’s Report on Internal Control and the independent registered public accountants’ accompanying report, the financial statements, including Management’s Discussion and Analysis of Financial Condition and Results of Operations included therein, contained in the Company’s Form 10-K and Form 10-Q Reports, the Company’s financing requirements, risk management programs, and its corporate compliance program. In 2007, the Committee held four regularly scheduled meetings. At its meetings, the Committee meets separately with the independent registered public accountants, internal audit and management.

The Committee has established NSTAR’s Employee and Interested Party Complaint Procedures for Accounting and Auditing Matters, pursuant to which complaints regarding accounting, internal accounting controls or auditing matters can be made. These procedures are described on the Company’s website at www.nstar.com: select “Investor Relations,” “Company Information,” “Corporate Governance” and then “Contact Our Board” and also in periodic employee communications. All communications received through the dedicated telephone number and website are reviewed with the Committee.

The Audit, Finance and Risk Management Committee has reviewed and discussed with management and with PricewaterhouseCoopers LLP the audited consolidated financial statements for fiscal year 2007 and various matters related to the financial statements, including those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Such matters include all critical accounting policies and practices of the Company, the initial selection and any changes in accounting policies and alternative accounting treatment of material financial statement items, management judgments and accounting estimates, significant audit adjustments and disagreements with management, if any, and all material written communications between the independent registered public accountants and management. The Audit, Finance and Risk Management Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and has discussed the issue of PricewaterhouseCoopers LLP’s independence generally. Based upon such review and discussions, the Audit, Finance and Risk Management Committee has recommended to the Board of Trustees that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2007 for filing with the SEC.

By the Audit, Finance and Risk Management Committee,

Matina S. Horner, Chair

Daniel Dennis

Paul A. La Camera

William C. Van Faasen

Gerald L. Wilson

AUDIT AND RELATED FEES

The following sets forth fees incurred by NSTAR and its subsidiaries during 2007 and 2006 for services provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accountants:

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2007	$1,771,500	$0	$0	$3,000
2006	$1,784,750	$8,143	$0	$3,000

Audit Fees - Audit Fees for 2007 and 2006 were for all audit services related to the Company’s financial statements and its internal controls in accordance with the standards of the Public Company Accounting Oversight Board. This category also includes fees related to services provided in connection with the Company’s financing transactions, including the preparation of comfort letters and consents.

Audit Related Fees - Audit Related Fees for 2006 were for final services related to the transfer of the audit of the Company’s employee benefit plans to a new audit firm. These audit services are now provided by another firm of independent registered public accountants not affiliated with PricewaterhouseCoopers LLP.

All Other Fees - All Other Fees for 2007 and 2006 relate to an annual license fee for online accounting research services.

The Audit, Finance and Risk Management Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accountants annually. The Audit, Finance and Risk Management Committee has delegated authority to the Committee’s Chair to pre-approve such services in cases where a meeting of the full Committee is not feasible. All audit and non-audit services for which the Company has engaged PricewaterhouseCoopers LLP during 2007 and 2006 were either pre-approved by the Audit, Finance and Risk Management Committee or the Chair of the Audit, Finance and Risk Management Committee as described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Role of the Executive Personnel Committee. The Board of Trustees has delegated to its Executive Personnel Committee (“the Committee”) overall responsibility for establishing the compensation program for all executive officers, including the Named Executive Officers. In this role, the Committee sets compensation policy and compensation levels, reviews and approves performance goals and evaluates executive performance. Although this discussion and analysis refers principally to compensation for the Named Executive Officers, the same compensation principles and practices generally apply to all executive officers. The compensation of the Chief Executive Officer is subject to further review and the approval of the independent Board members.

Elements of Compensation. Total direct compensation is delivered primarily through a combination of three elements: base salary, annual cash incentive awards and long term equity-based incentive awards. Compensation is also provided through certain retirement, perquisite, severance, and health and welfare benefit programs. The Committee believes that a significant portion of total compensation should be incentive-based, and therefore the Company’s incentive and share-based plans have been designed to provide for targeted levels of approximately 75% of Mr. May’s total compensation and approximately 50% to 60% of total compensation for the other Named Executive Officers.

Compensation Objectives. The objectives of the Company’s compensation program for executive officers are to attract and retain highly-qualified executives, to reward the achievement of short term and long term performance objectives, and to provide total compensation to executives that is competitive with market conditions. The NSTAR compensation program utilizes performance-based compensation programs to reward individual and corporate performance and to link interests of executives with the Company’s shareholders.

Setting Compensation Levels. Based on these objectives, the Committee has structured the Company’s annual cash incentive and long term equity-based incentive compensation programs to motivate executives to achieve the Company’s business goals and to reward executives for favorable Company performance measured against these and other factors. In order to ensure that the Company also achieves its goal of providing market-based compensation levels to attract and retain top quality management, the Committee benchmarks total compensation against a group of urban utility companies. Company management and Towers Perrin, the Committee’s compensation consultant, work together to identify the companies comprising the urban utility benchmark group. The urban utility group and the companies comprising it are reviewed by the Committee annually and are generally stable from year to year, with any changes resulting mostly from mergers of companies within the group. As a secondary point of reference, the Committee reviews compensation data pertaining to general industry companies with revenues between $2 billion and $5 billion derived from the Towers Perrin database.

The urban utility group used to benchmark the Company’s compensation program is comprised of 25 energy companies operating in major urban areas. For 2007, this peer group of companies consisted of:

AGL Resources	Exelon	Public Service Enterprise
Ameren	FirstEnergy	Puget Energy
Centerpoint Energy	FPL Group	Sierra Pacific
Consolidated Edison	Great Plains Energy	TECO Energy
Constellation Energy	National Grid	WGL Holdings
Duke Energy	Northeast Utilities	Wisconsin Energy
DTE Energy	Pepco Holdings	Xcel Energy
Energy East	Pinnacle West Capital
Equitable Resources	Portland General Electric

The Committee’s compensation philosophy is to target total compensation at the 50th percentile of the urban utility group, with the ability to earn higher levels of compensation depending on corporate and individual performance. The data for the urban utility benchmark group and the similar-sized general industry companies is reviewed at both the 50th and 75th percentiles in order to assess the competitiveness of the compensation programs within the marketplace for executive talent. In addition to benchmarking total compensation, the data are also used as a reference point to determine the mix of cash and equity compensation. Towers Perrin develops the benchmark and comparative compensation data described above and periodically reviews the Company’s executive compensation levels, the role and responsibilities of each executive, and the Company’s organizational structure. The Company’s internal pay relationship is derived from the data in the Towers Perrin studies and an internal assessment of the relative value of the executive positions. At the April, 2007 meeting of the Committee, Towers Perrin presented a report which reviewed NSTAR’s executive compensation levels relative to the 50th and 75th percentiles of the urban utility group. Data with respect to the general industry companies was also provided.

The processes and procedures the Committee follows in determining executive compensation are discussed above under “Governance of the Company – Processes and Procedures for Considering and Determining Executive Officer Compensation.”

Analysis of Results for 2007

Base Salary. A portion of each executive’s compensation is base salary. In establishing base salary levels, the Committee’s primary consideration is to establish base salary at a competitive level which the Committee believes is necessary to attract and retain highly qualified individuals. While the Committee and the independent Board members take into account ongoing general financial and operating performance in determining the level of base salary for the Chief Executive Officer, they primarily consider the competitive executive compensation review of Towers Perrin. With respect to the other executives, including the Named Executive Officers, the Committee follows a similar process and also considers the recommendations of the Chief Executive Officer.

Based on the Committee’s executive compensation review in April, 2007, the base salaries of each of the Named Executive Officers that were approved by the Committee approximate the 50th percentile of the base salaries of the urban utility group which is the level determined by the Committee, based on the Towers Perrin’s studies, to be competitively necessary to attract and retain qualified individuals. Based upon this information, and considering the appropriate allocation of base pay and performance-based incentive compensation, the Committee and the independent Board members set Mr. May’s base salary at $959,000, effective May 1, 2007.

Annual Incentive Compensation. NSTAR pays performance-based awards to encourage a high level of individual and team-based performance by its executives and to reward executives for achieving favorable corporate performance and individual and team goals. At the commencement of each year, and after the Board of Trustees has approved the Company’s Annual Operating Plan, the Committee establishes a wide variety of corporate performance goals for the Company that are based on that Operating Plan. For 2007, the goals included a variety of financial and operational measures. The Committee establishes target award levels for each executive based on the benchmarked group and market data described above, expressed as a percentage of each Named Executive Officer’s base salary. For each of the Named Executive Officers in 2007, Annual Incentive Plan target incentive compensation levels ranged from 45% to 100% of base salary, with a performance range of 0% to 200% of target and a maximum award of 200% of base salary. The Chief Executive Officer’s annual cash incentive target level of compensation was set at 100% of base pay for 2007. The Committee does not have pre-set performance formulas that establish actual award levels based on specific performance metrics. Many quantitative and qualitative factors are considered, including the difficulty of achieving such goals and the executive’s individual contribution to their achievement. At the end of the year, management prepares a comprehensive review of the Company’s performance for the year. Based on that analysis, the Chief Executive Officer recommends to the Committee payouts based on the Company’s overall corporate performance and achievement of the prior year’s Operating Plan performance goals, along with his assessment of the executive’s individual and team performance.

At its January, 2008 meeting, the Committee reviewed for consideration several financial and operational performance factors for 2007. It was noted in the meeting that the Company achieved increased earnings, reporting earnings of $2.07 per share for 2007, which exceeded its earnings per share goal of $2.05; that the Company’s common share dividend was increased in November, 2007 by 7.7%, outperforming the Edison Electric Institute (“EEI”) industry average of 5.4%; that annualized total shareholder returns for one, three, five and ten years were 9.5%, 14.5%, 15.0% and 11.6%, respectively; and that the Company’s pension plan achieved an overall return of 10%, placing it in the first quartile of national employer pension fund performance for one, three and five-year performance, and exceeding the established goal of second quartile fund performance. The Committee also took into account that S&P raised its credit rating on NSTAR Gas Company to “AA-” and that all other credit ratings for the Company were maintained at the “A” level. The Committee considered that the Company’s operating measures met all regulatory system reliability targets and that it achieved the goals established by the Committee at the beginning of the year, noting that average months between interruptions improved to 12.4 months and outage restoration time was reduced to an average of 69.5 minutes, exceeding the goals of 11 months and 75 minutes, respectively. Customer service goals were also achieved, with meters read on schedule results increasing to 98.6%, exceeding the goal of 98.5%, and response time to customer calls answered within 30 seconds increasing to 84.6%, exceeding the goal of 80%. The Committee did not formally weight any of the performance factors.

Based on the Committee’s consideration of the Company’s performance, including the factors described above and the recommendation process described above, the Committee approved cash incentive payouts for the Company’s Named Executive Officers at levels that ranged from 87% to 156% of base pay, which reflected strong Company performance in 2007. With respect to Mr. May’s Annual Incentive Plan payout, which is subject to the further approval of the independent Board members, the Committee Chair discussed the Committee’s analysis of Mr. May’s performance at the January, 2008 Board meeting in executive session, and the independent members of the Board concurred with the Committee’s decision.

In view of the fact that Mr. May oversees the entire executive team, in arriving at Mr. May’s actual annual incentive payment of $1,500,000, which was 156% of base pay, the Committee and the Board considered the totality of the Company’s financial and operating performance described above. Key focus areas for reviewing the other Named Executive Officers’ performance included:

1.	James J. Judge - earnings per share, capital costs, credit ratings, pension returns, regulatory initiatives and outcomes and energy supply;

2.	Douglas S. Horan - earnings per share, unregulated operations performance and legal and regulatory initiatives and outcomes;

3.	Werner J. Schweiger - earnings per share, execution of capital plan, system reliability, service restoration and gas operations and safety metrics;

4.	Joseph R. Nolan, Jr. - earnings per share, customer service quality metrics, energy efficiency program results and regulatory and legislative initiatives and outcomes.

Long Term Incentive Compensation. At its May, 2007 meeting, the Committee made equity-based awards to executives under a shareholder approved equity compensation plan, the NSTAR 2007 Long Term Incentive Plan. The awards for each executive were based on the award target levels derived from the benchmarking information described above for such positions. In addition, the Committee considered recommendations from the Chief Executive Officer based on his assessment of each executive’s ability to influence corporate performance. The Committee believes that equity-based compensation under the Plan ensures that executives have a continuing stake in the long term success of the Company and that executive interests are aligned with those of NSTAR Shareholders. The ability of executives to realize the full value of the 2007 awards is dependent upon continued financial, operational and stock price performance and on the executive remaining employed at the Company for a specified number of years.

Reflecting the Committee’s determination to emphasize the long term equity component of the executives’ overall compensation package, long term incentive award targets for 2007 for the Named Executive Officers were between the 50th and 75th percentile of the urban utility group, as measured by Towers Perrin’s market benchmarking analysis.

Grants to Named Executive Officers in 2007 consisted of deferred shares with dividend equivalent awards and non-qualified stock options. Based on the Towers Perrin studies, equity awards granted in 2007 generally reflected a mix of 75% deferred shares and 25% stock options, subject to Plan restrictions. The value of these awards is reflected in the “Grants of Plan-Based Awards” table. Both deferred share awards and stock options vest at the rate of 33  1/3% per year over a three-year period from the date of grant. The options may be exercised over a ten-year period. For Mr. May, the Committee set a long term incentive award target that was at approximately the 50th percentile of the urban utility group. Mr. May’s long term incentive awards were granted in the form of 52,000 deferred shares, including related dividend equivalent awards, and 186,000 stock options, both of which vest over a three-year period.

The exercise price of options that were granted in 2007 was the closing price of NSTAR’s Common Shares on the date the option was granted by the Committee.

Future equity-based awards. Based on both the Committee’s philosophy that a substantial portion of executive compensation should be performance-based and the information provided to the Committee by Towers Perrin, the Committee determined that beginning in 2008 the mix of equity awards under the NSTAR 2007 Long Term Incentive Plan should include performance-based share units in addition to deferred shares and non-qualified stock options. 2008 equity awards will reflect a mix (based on the value of the different awards) of 40% performance shares, 40% deferred shares and 20% stock options. Performance shares vest only if the Company achieves preset targets during the three-year performance period, based upon average earnings per share growth (adjusted for certain non-recurring items) and relative total shareholder return measured against the performance of companies that comprise the EEI Utility Index. At the end of the three-year period, the value of the performance share grant will be calculated using a pre-established matrix approved by the Committee that provides for vesting of from 0% to 170% of target.

Other Elements of Compensation

Retirement Benefits. The Company maintains certain broad-based benefit plans in which Company employees, including the Named Executive Officers, are entitled to participate. These plans include health and life insurance, a qualified 401(k) savings plan and a qualified defined benefit pension plan. The qualified 401(k) savings plan includes a Company matching contribution equal to 50% of the first 8% of eligible base salary and annual cash incentive contributed by the employee, subject to Internal Revenue Code limitations. The qualified defined benefit pension plan is a final average pay plan which is also limited by Internal Revenue Code restrictions.

Because pension benefits under the qualified defined benefit pension plan are limited by Internal Revenue Code restrictions, the Company sponsors two supplemental non-qualified programs: the Excess Benefit Plan, designed to make up for limits imposed by the qualified defined benefit pension plan by the Internal Revenue Code, and the Supplemental Executive Retirement Plan, designed to provide (together with the qualified defined benefit pension plan and the excess benefit plan) pension benefits for vested participants equal to 60% of such participants’ pre-retirement compensation (reduced by the value of 50% of the participants’ primary Social Security benefit). Amounts payable under these plans are based on base salary and annual cash bonus payments, which is consistent with the goal of providing a retirement benefit that replaces a percentage of pre-retirement income. These plans are described in the narrative accompanying the “Pension Benefits” table below. These non-qualified programs are typically offered to utility industry executives. The Company provides these plans (and the benefits and plans listed below) to maintain a competitive benefits package for executives.

Deferred Compensation. The Company maintains a non-qualified deferred compensation plan that allows executives, including the Named Executive Officers, to defer up to 50% of base salary and all annual incentive payments and stock incentive awards. The Plan provides for a gain or loss on deferred amounts based on a wide range of publicly available individual securities and mutual funds available to the executives. The Company provides these benefits to maintain a competitive benefits package for executives. The availability of this benefit is not a factor that the Committee considers in determining total compensation.

Perquisites. The Company provides perquisites which are consistent with peer companies, as described in the Summary Compensation Table. The current level of perquisites does not factor into decisions on total compensation.

Termination/Change in Control Agreements

Executives do not have employment agreements and do not participate in a formal severance plan.

The Company has a program in place under which senior executives have agreements that provide them with potential compensation upon a change in control of the Company. The Company has entered into these agreements because it believes that providing compensation in the event of a change in control is necessary to attract and retain high quality executives and to ensure the executives remain focused on the business of the Company during the period leading up to a possible change in control. The terms of these agreements and the amounts payable under them are consistent with general industry practice and were not derived from a negotiation process with our executives. The agreements are described below under “Potential Payments upon Termination or Change in Control.” Under these agreements, unvested awards vest upon a change in control, and the executive is entitled to severance benefits if within 24 months following a change in control the executive is terminated involuntarily (other than for cause), or terminates employment for “good reason.” Benefits are subject to the restrictions of the IRS 409A regulations. The Company believes this form of “double-trigger” agreement provides each executive with compensation in the event of a change in control, while still providing an incentive for the executive to remain employed with the Company for the transition period following a change in control.

Other Policies Regarding Executive Stock Ownership

In order to directly align the interests of our executive officers with the interests of Shareholders, the Committee has recommended and the Board of Trustees has approved share ownership guidelines of five times base salary for the Chief Executive Officer, three times base salary for senior executive officers and two times base salary for all other executive officers. These guidelines allow the executives five years from the date of employment as an executive officer to achieve these levels of ownership. Each of the Named Executive Officers and all other senior executives have achieved these ownership guidelines.

Tax and Accounting Considerations

The NSTAR 1997 Share Incentive Plan and the 2007 Long Term Incentive Plan were approved by Shareholders, and option awards thereunder and performance share units awarded in 2008 have been structured to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Company believes, however, that the availability of a tax deduction for compensation is secondary to the goal of providing market-based compensation to attract and retain highly qualified executives.

The Company has adopted the provisions of Statement of Financial Accounting Standard No. 123(R). In general, the Company and the Committee do not take accounting considerations into account in structuring compensation arrangements, except that we seek to have all of our equity awards qualify for fixed grant date accounting rather than variable accounting.

Equity Grant Practices

Historically, equity awards were made in April of each year. Beginning in 2008, equity awards are made at the January meeting of the Executive Personnel Committee, when the Committee also determines base salary, annual and long term incentive compensation targets and annual and long term incentive awards. The date of this meeting is chosen several months in advance, and therefore awards are not coordinated with the release of material non-public information.

EXECUTIVE PERSONNEL COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review, the Committee recommends to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

By the Executive Personnel Committee,

Gary L. Countryman, Chair

Thomas G. Dignan, Jr.

Charles K. Gifford

Sherry H. Penney

William C. Van Faasen

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal years ended December 31, 2007 and 2006. The Company has not entered into any employment agreements with any of the Named Executive Officers. Amounts listed under column “Non-Equity Incentive Plan Compensation” were determined by the Committee at its January 22, 2008 meeting and, to the extent not deferred by the executive, were paid out on January 24, 2008.

Name and Principal Position	Year	Salary ($)		Stock Awards (1)($)		Option Awards (2)($)		Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (3)($)		All Other Compen- sation (4)($)		Total ($)
Thomas J. May– Chairman, President and Chief Executive Officer	2007 2006	$ $	949,333 915,000	$ $	3,231,821 3,179,438	$ $	679,542 521,667	$ $	1,500,000 1,500,000	$ $	391,823 1,330,121	$ $	83,228 67,326	$ $	6,835,747 7,513,552

James J. Judge– Senior Vice President, Treasurer and Chief Financial Officer	2007 2006	$ $	402,333 379,667	$ $	412,186 373,419	$ $	176,256 156,294	$ $	450,000 450,000	$ $	231,926 188,033	$ $	20,622 19,246	$ $	1,693,323 1,566,659

Douglas S. Horan– Senior Vice President, Strategy, Law & Policy, Secretary and General Counsel	2007 2006	$ $	392,500 376,667	$ $	394,744 367,257	$ $	169,424 154,579	$ $	440,000 440,000	$ $	317,875 327,994	$ $	24,558 22,497	$ $	1,739,101 1,688,994

Werner J. Schweiger– Senior Vice President, Operations	2007 2006	$ $	384,167 366,667	$ $	394,744 367,257	$ $	169,424 154,579	$ $	420,000 410,000	$ $	138,517 134,423	$ $	18,603 17,349	$ $	1,525,455 1,450,275

Joseph R. Nolan, Jr.– Senior Vice President, Customer & Corporate Relations	2007 2006	$ $	293,500 279,000	$ $	244,073 249,567	$ $	104,856 91,216	$ $	260,000 260,000	$ $	35,458 46,810	$ $	20,662 19,288	$ $	958,549 945,881

(1)	Reflects the fair value of Deferred Common Share expense recognized for the fiscal years ended December 31, 2007 and 2006, in accordance with the requirements of SFAS 123(R). The fair values are disclosed in the notes to the audited financial statements on the Company’s Form 10-K for the fiscal years ended 2007, 2006 and 2005.

(2)	Reflects the fair value of options expense recognized for the fiscal years ended December 31, 2007 and 2006, in accordance with the requirements of SFAS 123(R). Assumptions used in the calculation of these amounts are disclosed in the notes to the audited financial statements on the Company’s Form 10-K for the fiscal years ended 2007, 2006 and 2005.

(3)	Reflects the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined using the same discount rate and mortality rate assumptions used by the Company for financial statement purposes. There were no above-market earnings in deferred compensation value during 2007 or 2006, as the terms of the Deferred Compensation Plan provide for market-based investments, including Company Common Shares.

(4)	The amounts in this column include matching 401(k) savings plan contributions in 2007 and 2006 for each of the Named Executive Officers in the amount of $9,000 and $8,800, respectively. Perquisites include a financial planning and health services plan, amounts paid by the Company for Company-leased vehicles and home security systems and tickets to sporting events. The imputed income and tax gross up amount for a life insurance benefit granted in 2005 to Mr. May included in the table for 2007 and 2006 is $52,131 and $37,576, respectively. Perquisites are valued based upon the incremental, direct cost to the Company.

GRANTS OF PLAN-BASED AWARDS

Annual cash incentive awards are made under the Company’s Annual Incentive Plan. The deferred share and option awards to the Named Executive Officers in 2007 were granted under the NSTAR 2007 Long Term Incentive Plan. The deferred shares and stock option awards are time-vested at the rate of 33 1/3% per year over a three-year period from the date of the grant. Dividend equivalent awards accompany the awards of deferred shares and are based upon the Company’s prevailing dividend rate. No dividend equivalents apply to the option awards upon vesting. Options may be exercised over a ten-year period from the grant date.

	Grant Date	Estimated Possible Payouts Under Non-equity (Cash) Incentive Plan			All Other Stock Awards; # of Shares	All Other Option Awards; # of Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (1) ($)
Name		Thres- Hold ($)	Target ($)	Maximum ($)
Thomas J. May	05-03-2007 05-03-2007 04-26-2007	$0	$959,000	$1,918,000	52,000	186,000	$36.89	$ $	1,918,280 890,940
James J. Judge	05-03-2007 05-03-2007 04-26-2007	$0	$246,000	$820,000	12,000	40,000	$36.89	$ $	442,680 191,600
Douglas S. Horan	05-03-2007 05-03-2007 04-26-2007	$0	$238,500	$795,000	11,000	36,000	$36.89	$ $	405,790 172,440
Werner J. Schweiger	05-03-2007 05-03-2007 04-26-2007	$0	$234,000	$780,000	11,000	36,000	$36.89	$ $	405,790 172,440
Joseph R. Nolan, Jr.	05-03-2007 05-03-2007 04-26-2007	$0	$134,325	$597,000	6,000	20,000	$36.89	$ $	221,340 95,800

(1)	The stock options granted May 3, 2007 had a fair value of $4.79. In accordance with the requirements of SFAS 123(R), the fair value was estimated using the Black-Scholes option pricing model. Assumptions used for the model are as follows: expected life (years), 6.0; risk-free interest rate, 4.56%; volatility, 14.6%; dividends, 3.85%. Deferred shares were granted at full market closing price of NSTAR’s Common Shares on date of grant of $36.89.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following represents deferred share and option awards under the NSTAR 1997 Share Incentive Plan and the NSTAR 2007 Long Term Incentive Plan. The market value of unvested stock awards was based on the Company’s year-end 2007 closing share price of $36.22. Options may be exercised over a ten-year period from date of grant.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (2)(#)	Market Value of Shares of Stock That Have Not Vested ($)
Thomas J. May	200,000		$21.6000	04-30-2013
	200,000		$24.2050	04-28-2014
	133,333	66,667	$29.6000	06-09-2015
	66,667	133,333	$27.7300	04-27-2016
		186,000	$36.8900	05-03-2017	288,919	$10,464,646
James J. Judge	70,000		$24.2050	04-28-2014
	40,000	20,000	$29.6000	06-09-2015
	16,667	33,333	$27.7300	04-27-2016
		40,000	$36.8900	05-03-2017	27,000	$977,940
Douglas S. Horan		20,000	$29.6000	06-09-2015
		32,000	$27.7300	04-27-2016
		36,000	$36.8900	05-03-2017	25,333	$917,561
Werner J. Schweiger	40,000		$22.0600	03-01-2012
	30,000		$22.6650	04-24-2012
	35,000		$21.6000	04-30-2013
	70,000		$24.2050	04-28-2014
	40,000	20,000	$29.6000	06-09-2015
	16,000	32,000	$27.7300	04-27-2016
		36,000	$36.8900	05-03-2017	25,333	$917,561
Joseph R. Nolan, Jr.	11,334	11,333	$29.6000	06-09-2015
		23,334	$27.7300	04-27-2016
		20,000	$36.8900	05-03-2017	14,333	$519,141

(1)	Unexercisable options will vest as follows: for Mr. May, 195,333 between 4/27/08 and 6/9/08, 128,667 between 4/27/09 and 5/3/09 and 62,000 on 5/3/10; for Mr. Judge, 50,000 between 4/27/08 and 6/9/08, 30,000 between 4/27/09 and 5/3/09 and 13,333 on 5/3/10; for Mr. Horan, 48,000 between 4/27/08 and 6/9/08, 28,000 between 4/27/09 and 5/3/09 and 12,000 on 5/3/10; for Mr. Schweiger, 48,000 between 4/27/08 and 6/9/08, 28,000 between 4/27/09 and 5/3/09 and 12,000 on 5/3/10; and for Mr. Nolan, 29,667 between 4/27/08 and 6/9/08, 18,333 between 4/27/09 and 5/3/09 and 6,667 on 5/3/10.

(2)	Shares will vest as follows: for Mr. May, 62,667 between 4/27/08 and 6/9/08, 208,919 between 4/27/09 and 6/9/09 and 17,333 on 5/3/10; for Mr. Judge, 13,667 between 4/27/08 and 6/9/08, 9,333 between 4/27/09 and 5/3/09 and 4,000 on 5/3/10; for Mr. Horan, 13,000 between 4/27/08 and 6/9/08, 8,667 between 4/27/09 and 5/3/09 and 3,666 on 5/3/10; for Mr. Schweiger, 13,000 between 4/27/08 and 6/9/08, 8,667 between 4/27/09 and 5/3/09 and 3,666 on 5/3/10; and for Mr. Nolan, 7,833 between 4/27/08 and 6/9/08, 4,500 between 4/27/09 and 5/3/09 and 2,000 on 5/3/10.

OPTION EXERCISES AND STOCK VESTED

In 2007, one-third of deferred shares granted under the NSTAR 1997 Share Incentive Plan in each of 2004, 2005 and 2006 vested. The deferred share number and value below include dividend equivalents which are added when vested.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Thomas J. May	200,000	$2,867,000	76,397	$2,673,999
James J. Judge	-	-	15,517	$543,936
Douglas S. Horan	126,000	$1,045,721	15,170	$531,498
Werner J. Schweiger	-	-	15,170	$531,498
Joseph R. Nolan, Jr.	34,999	$345,562	9,980	$348,183

(1)	Messrs. Judge, Horan and Schweiger have deferred 100% of their vested stock awards, Mr. May deferred 67% of his vested stock awards and Mr. Nolan deferred 41% of his vested stock awards in accordance with the Company’s Non-Qualified Deferred Compensation Plan.

PENSION BENEFITS

Tax Qualified Pension Plan. NSTAR maintains a tax-qualified defined benefit plan (the “Pension Plan”) for substantially all employees of the Company, including the Named Executive Officers. Under the Pension Plan, benefits are based on the following factors:

•	Participants receive a benefit based upon a percentage of the participant’s final average compensation, subject to a $225,000 statutory limitation (as indexed) on eligible compensation.

•	The percentage of final average compensation is determined by totaling the participant’s “annual benefit credits” up to a maximum of 325% (525% for employees hired before August 18, 1999).

•

Annual benefit credits range from 5% for years of service under age 25 to 15% for years of service on and after attaining age 55. Additional annual benefit credits of up to 20% apply for employees hired before August 18, 1999.

•

Final average compensation is the average of any three years of annual qualified compensation within the participant’s last ten years of employment that produces the highest average pay. Annual qualified compensation includes each participant’s base pay, lump sum merit increases and certain incentive awards.

•	The normal retirement age is 65. The Pension Plan has a five-year vesting provision.

•	Benefits are payable following termination of employment either as a lump sum or in one of several annuity options.

Excess Benefit Plan. For employees who are affected by federal tax rules that limit the amount of compensation that may be taken into account for determining the Pension Plan benefit, including our executive officers, we maintain a non-qualified excess benefit plan (the “Excess Benefit Plan”). The Excess Benefit Plan is designed to provide the benefits that would be payable under the Pension Plan but for the statutory limitations imposed by the Internal Revenue Code. Amounts payable under the Excess Benefit Plan are generally available in the same form as the participant’s benefits under the Pension Plan. In addition, amounts payable under the Excess Benefit Plan are offset by amounts payable under the Pension Plan and are subject to the restrictions of the IRS 409A regulation.

Supplemental Executive Retirement Plan. NSTAR also maintains a non-qualified, supplemental executive retirement plan (“SERP”) to provide our executives, including the Named Executive Officers, with competitive retirement benefits and to encourage their continued employment. Under the SERP, benefits are based on the following factors:

•	The SERP provides a maximum benefit of 60% of eligible compensation after attainment of 20 years of credited service and age 62 (age 60 as to executive officers appointed prior to 1996).

•

Participants who attain age 55 and have completed five years of service with the Company are eligible to receive a reduced annual benefit equal to the amount the participant would have received at age 62 less 0.41666% times the number of months between the participant’s benefit commencement date and attainment of age 62.

•

SERP benefits are based upon a straight life annuity, are subject to the restrictions of the IRS 409A regulation and are reduced by up to 50% of the participant’s primary Social Security benefit and by the amount of the combined benefits the participant receives under the Pension Plan and the Excess Benefit Plan.

•	A participant may elect to receive his or her SERP benefit in the form of a single life annuity, a spousal joint and survivor annuity or as a lump sum.

Messrs. May and Horan are both over 55 years old and are fully vested in their respective accrued SERP benefits.

For certain participants, the benefits payable under the SERP differ from those described above. The SERP benefit payable to Mr. Schweiger is fully vested and is further reduced by benefits he is entitled to receive under previous employers’ retirement plans. Upon retirement, Mr. May is entitled to receive the greater of the benefit payable under the SERP or the Key Executive Benefit Plan. Under the Key Executive Benefit Plan, Mr. May is entitled to an alternative supplemental retirement benefit equal to 33% of final base salary annually for 15 years in lieu of the benefits provided under the SERP. Benefits that would be available under the Key Executive Benefit Plan are less than those available under the SERP and therefore have not been included in the present value of accumulated benefit shown below. NSTAR does not have a policy of granting extra years of credited service, except in the case of the change in control agreements discussed below.

The following table shows the estimated present value of annuities under NSTAR’s pension plans, determined using the same discount rate and mortality assumptions used in the Company’s financial statements which are included in Note G to the Company’s audited financial statements on Form 10-K for the fiscal year ended December 31, 2007 as filed with the SEC on February 11, 2008. No pension payments were made to the Named Executive Officers during 2007.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Thomas J. May	Qualified	31.50	$2,084,862
	Excess	31.50	$7,673,609
	SERP	20.00	$6,641,341
	Total		$16,399,812
James J. Judge	Qualified	30.33	$1,305,852
	Excess	30.33	$1,186,562
	SERP	20.00	$1,016,856
	Total		$3,509,270
Douglas S. Horan	Qualified	30.42	$1,853,441
	Excess	30.42	$1,432,285
	SERP	20.00	$1,728,925
	Total		$5,014,651
Werner J. Schweiger	Qualified	5.83	$93,371
	Excess	5.83	$239,835
	SERP	5.83	$197,693
	Total		$530,899
Joseph R. Nolan, Jr.	Qualified	22.42	$310,349
	Excess	22.42	$458,181
	SERP	8.33	-
	Total		$768,530

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains a non-qualified deferred compensation plan that allows executives, including the Named Executive Officers, to defer up to 50% of base salary and all annual incentive payments and stock incentive awards. Investment measures are used to adjust from time to time the participant’s account balances under the plan. Currently, participants may select publicly-traded securities and mutual funds as investments, and the aggregate earnings represent market return on those investments. The Company maintains a Rabbi Trust and matches all investment elections with actual investments. At the time of a deferral election, participants may elect to receive payment of such amounts at a date fixed at the time of deferral at least five years after such deferral, which may be extended up to the participant’s retirement date or other termination of employment. Amounts credited to the participant’s account as a result of the selected investment measures are paid at termination of employment or retirement. Participants and their beneficiaries may also receive their account balance upon death or total and permanent disability. Payouts under the plan are made in the form of a lump sum or over a period of five, ten or fifteen years.

Name	Executive Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE (2) ($)
Thomas J. May	$1,801,664	$1,997,702	$-	$24,897,463
James J. Judge	$536,049	$368,119	$-	$5,709,722
Douglas S. Horan	$638,791	$407,620	$-	$5,265,204
Werner J. Schweiger	$927,846	$225,021	$-	$4,160,644
Joseph R. Nolan, Jr.	$274,736	$36,290	$156,702	$1,885,940

(1)	The amounts reported in this column for each Named Executive Officer are reflected as compensation to such Named Executive Officer in the Summary Compensation Table.

(2)	The aggregate balances are based on the fair market value of investments as of December 31, 2007. The aggregate balances include compensation deferred of approximately $14.7 million by Mr. May; $4.3 million by Mr. Judge; $3.3 million by Mr. Horan; $3.4 million by Mr. Schweiger; and $1.6 million by Mr. Nolan, during the period 1990-2007. Amounts deferred during 2006 and 2007 have been reflected in the Summary Compensation Table. The aggregate balances also reflect earnings primarily related to their investment in NSTAR Common Shares of approximately $10.2 million for Mr. May; $1.4 million for Mr. Judge; $2.0 million for Mr. Horan; $800,000 for Mr. Schweiger; and $300,000 for Mr. Nolan over that time period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Set forth below is the amount of compensation that each of the Named Executive Officers of the Company would receive in the event of termination of such executive’s employment, including following death or total and permanent disability, or a change in control that is incremental to amounts previously earned and accrued by the executive for performance of duties to the date of termination. The amounts shown assume that such termination or change in control was effective as of December 31, 2007, and are estimates of the amounts which would be paid out to the executives or their named beneficiary upon their termination due to death or total and permanent disability or upon a change in control. For the equity component of such compensation, the Company used the closing price of NSTAR Common Shares as of December 31, 2007. The following payments are in addition to the present value of accumulated pension benefits and the aggregate amount of non-qualified deferred compensation for the Named Executive Officers as reported in this proxy statement. The actual amounts to be paid out can only be determined at the time of such events.

The total benefits payable to each of the Named Executive Officers for the events described below, if an event occurred on December 31, 2007, are as follows:

	Death or Disability ($)	Change in Control ($)	Change in Control and Termination of Employment ($)
Thomas J. May	$3,456,773	$12,037,979	$25,142,748
James J. Judge	$850,040	$1,393,340	$8,813,684
Douglas S. Horan	$802,500	$1,321,654	$6,035,989
Werner J. Schweiger	$802,500	$1,321,654	$5,894,280
Joseph J. Nolan, Jr.	$490,452	$792,286	$3,698,260

Payments Made Upon Termination of Employment

Executives do not participate in a formal severance program. In the event of termination of employment, severance benefits are determined on a case by case basis.

Payments Made Upon Death or Disability

Under the terms of the NSTAR 1997 Share Incentive Plan and 2007 Long Term Incentive Plan, unvested option awards under both Plans and deferred share awards made under the 2007 Plan immediately vest upon death or total and permanent disability. The cash value of option and deferred share awards that would have vested if death or total and permanent disability occurred at December 31, 2007 for each of the Named Executive Officers are set forth above.

Mr. May is entitled to benefits under certain company-owned and term life insurance policies. As of December 31, 2007, Mr. May’s beneficiary would have been entitled to a payment of $5.8 million under these policies.

Payments Upon a Change in Control

Under the terms of the NSTAR 1997 Share Incentive Plan and 2007 Long Term Incentive Plan and Change in Control Agreements described below, all unvested awards immediately vest upon a change in control. The definition of change in control is the same as that used for the Change in Control Agreements described below. The cash value of equity awards that would have vested if a change in control had occurred at December 31, 2007 for each of the Named Executive Officers is set forth above.

Payments Upon a Change in Control and Termination of Employment

During 2007, each of the Named Executive Officers was a party to a Change in Control Agreement, which provides severance benefits in the event of certain terminations of employment following a change in control. These benefits are summarized below. A change in control is defined to include the acquisition of more than 50% of our Common Shares, our current trustees (or their designated successors) ceasing to be a majority of the NSTAR Board, a consolidation, merger or other reorganization or sale or other disposition of all or substantially all of the assets of NSTAR (other than certain defined transactions), or approval by our Shareholders of a complete liquidation or dissolution of NSTAR.

The Change in Control agreements are “double-trigger” agreements. They provide that if within 24 months following a change in control, the executive’s employment was to be terminated other than for cause or the executive was to terminate his or her employment for good reason (these terms are defined in the next paragraph), the Named Executive Officer would receive severance pay in an amount equal to three times the sum of his or her annual base salary at the rate in effect immediately prior to the date of termination or immediately before the change in control, whichever is higher, plus an amount equal to three times his or her actual bonus under our annual incentive bonus plan paid during the most recently completed fiscal year, or three times his or her target bonus awards under the annual incentive bonus plan for the fiscal year in which the termination occurs, whichever is higher. In addition, the agreements provide for a pro-rated target bonus and long term compensation payment for the year in which the termination occurs, the immediate vesting of any awards and payment of deferred compensation amounts upon such termination and payments equal to the benefit the executive would have received under NSTAR’s retirement plans, assuming the executive was vested and remained employed for an additional three years. For three years following any such termination of employment, the executive would be entitled to participate in all welfare plans provided by NSTAR. The agreements further provide for a “gross-up” payment under which, if amounts paid under such agreements would be subject to a federal excise tax on “excess parachute payments,” NSTAR would pay the executive an additional amount, so that after payment of all such taxes by the executive, the executive will have received the amount otherwise payable in the absence of any such taxes.

The term “cause” as used in the agreements means commission of a felony or gross neglect of duty, conviction of a crime involving moral turpitude, or willful failure to perform duties. The term “good reason” means a diminution in the executive’s responsibilities or the assignment to the executive of duties inconsistent with his prior responsibilities, reduction in compensation or benefits, or relocation outside of the greater Boston metropolitan area.

PROPOSAL NUMBER TWO: RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit, Finance and Risk Management Committee appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the 2008 fiscal year. PricewaterhouseCoopers LLP has been the independent registered public accountants of the Company since the formation of NSTAR in 1999, and served as the independent registered public accountants of Boston Edison Company prior to the 1999 merger that created NSTAR. Neither PricewaterhouseCoopers LLP nor any of its members has any direct or indirect financial interest in or any connection with the Company in any capacity other than as NSTAR’s independent registered public accountants. Shareholder approval of the Audit, Finance and Risk Management Committee’s appointment is not required by law, but the Board of Trustees believes that it is consistent with principles of good corporate governance that public companies give Shareholders an opportunity to ratify this appointment. A representative of PricewaterhouseCoopers LLP is expected to be at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to Shareholder questions. If this proposal is not approved, the Audit, Finance and Risk Management Committee may reconsider its appointment.

Even if the appointment is ratified, the Audit, Finance and Risk Management Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders.

Recommendation of the Board of Trustees

The Board of Trustees has approved the appointment of PricewaterhouseCoopers LLP as independent registered public accountants for 2008 and recommends that Shareholders vote FOR Proposal Number Two. Proxies solicited by the Board of Trustees will be so voted unless Shareholders specify otherwise.

OTHER MATTERS

Voting Procedures

Pursuant to Massachusetts law and the terms of the NSTAR Declaration of Trust, a majority of the Common Shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

Subject to the establishment of a quorum, trustees are elected by a plurality of the votes properly cast at the meeting. This means that the four individuals that receive the highest number of votes will be elected to serve as trustees. Approval of Proposal Number Two requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. As stated, votes may be cast by mail, telephone or the Internet. Instructions with respect to electronic voting are included on the proxy card. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a trustee or that reflect abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of trustees. For purposes of Proposal Number Two, abstentions are considered in determining the number of votes required to obtain a majority of the shares present and entitled to vote. Abstentions will have the same effect as votes cast against the proposal. Broker non-votes will not have an effect on the vote for Proposal Number Two.

Adjournment of Meeting

If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. An adjournment requires the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote those proxies in which they are entitled to vote in favor of such adjournment. They will vote against any such adjournment those proxies required to be voted against such adjournment proposals. The Company will pay the costs of any additional solicitation and of any adjourned session.

Other Business

The Board of Trustees has no reason to believe that any other business will be presented at the Annual Meeting. However, if any other business matters are properly presented at the Annual Meeting, votes will be cast pursuant to the proxy in accordance with the discretion of the persons named in the accompanying proxy.

Shareholder Proposals

If you would like us to consider including a proposal in our proxy statement for the 2009 Annual Meeting, you must deliver the proposal to our principal office at 800 Boylston Street, 17th Floor, Boston, MA 02199, Attention: Douglas S. Horan, Secretary, so that it is received by November 15, 2008. Any Shareholder who wishes to make a proposal at the 2009 Annual Meeting without regard to whether it will be included in our proxy material for 2009 should notify us no later than January 28, 2009. If a Shareholder who wishes to present a proposal fails to notify us by the due date, the proxies that management solicits for the meeting will accord them discretionary authority to vote on the Shareholder’s proposal if it is properly brought before the meeting.

Shareholder Nominations of Trustees

A Shareholder who wishes to nominate a candidate for election as a trustee at the Annual Meeting must follow the procedures set forth in Section 2.1 of NSTAR’s Bylaws. In general, these procedures require that written notice of a Shareholder’s intention to make a nomination must be submitted to the Secretary of NSTAR at least 45 days before the anniversary of the prior year’s Annual Meeting and must contain certain specified information concerning the person to be nominated and the Shareholder submitting the nomination, together with the consent of the nominee to serve as a trustee if so elected.

In addition, it is the Company’s policy to consider Shareholder requests that a candidate be considered by the Board Governance and Nominating Committee for inclusion as a trustee nominee in the proxy statement. Candidate recommendations received from Shareholders are evaluated by the Committee in the same manner as recommendations received from other sources. A Shareholder who wishes to submit a candidate for trustee for consideration by the Board Governance and Nominating Committee should provide written notice to the Secretary of the Company at the following address: Douglas S. Horan, Secretary, NSTAR, 800 Boylston Street, 17th Floor, Boston, MA 02199. The submission must be received by no later than 120 days before the anniversary of the release of the proxy statement for the prior year’s Annual Meeting (or if the date of the Annual Meeting has been changed by more than 30 days, a reasonable time before the Company begins to print and mail its proxy statement). For the 2009 Annual Meeting, the submission must be received by November 15, 2008. The submission must include the following information: (a) all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A under the Securities and Exchange Act of 1934 together with an appropriate consent of the candidate; (b) the name and address of the Shareholder making the submission and the number of the Company’s Common Shares which are owned beneficially and of record by such Shareholder; (c) a description of all arrangements or understandings (whether written or oral) between the Shareholder and the candidate, or any other person or entity regarding the candidate (identifying such person or persons); and (d) appropriate biographical information and a statement as to the qualifications of the candidate.

Admission Ticket

Electronic Voting Instructions
You can vote by Internet or telephone. Available 24 hours a day, 7 days a week.
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote by Internet • Log on to the Internet and go to www.investorvote.com/nst • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone.

There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proposal 1 — Election of Trustees
The Board of Trustees recommends a vote FOR the listed nominees as Class III Trustees.
	For	Withhold		For	Withhold		For	Withhold	+

01 - Charles K. Gifford	☐	☐	02 - Paul A. La Camera	☐	☐	03 - Sherry H. Penney	☐	☐

04 - William C. Van Faasen	☐	☐

Proposal 2 — Ratification of Appointment of Independent Registered Public Accountants
The Board of Trustees recommends a vote FOR Proposal 2.

	For	Against	Abstain

To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2008.	☐	☐	☐

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears above. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Notice of 2008 Annual Meeting of

NSTAR Shareholders

May 1, 2008, 11:00 a.m. Eastern Time

John B. Hynes Veterans Memorial Convention Center

900 Boylston Street, Boston, Massachusetts 02115

Upon arrival, please present this admission ticket and photo identification at the registration desk.

To the holders of NSTAR’s Common Shares:

The Annual Meeting of Shareholders of NSTAR will be held at the John B. Hynes Veterans Memorial Convention Center, 900 Boylston Street, Boston, Massachusetts 02115, on Thursday, May 1, 2008 at 11:00 a.m., for the following purposes:

1. To elect four Class III Trustees to serve until the 2011 Annual Meeting and until the election and qualification of their respective successors.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2008.

3. To transact any other business that may properly come before the Annual Meeting or any adjournment of the meeting.

Further information as to matters to be considered and acted on at the Annual Meeting can be found in the accompanying proxy statement.

Only the holders of Common Shares of NSTAR as of the close of business on March 4, 2008 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Please sign, date and return the accompanying proxy in the enclosed return envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a revocation or a proxy bearing a later date.

By Order of the Board of Trustees, Douglas S. Horan Senior Vice President, Secretary and General Counsel

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

PROXY / VOTING INSTRUCTIONS

The undersigned hereby appoints Gary L. Countryman, Thomas G. Dignan, Jr. and Matina S. Horner and each or any of them proxies, with power of substitution, to act and vote in the name of the undersigned, with all the powers that the undersigned would possess if personally present, on all matters which may come before the Annual Meeting of Shareholders of NSTAR to be held on May 1, 2008 and any adjournment thereof.

The proxies are hereby authorized and instructed upon the matters specified in the Notice of Annual Meeting as set forth on the reverse side hereof. If no choice is indicated as to a proposal, the proxies shall vote in accordance with the Trustees’ recommendations. The proxies shall vote in their best judgement on any other matter which may properly come before the Annual Meeting.

This card also constitutes voting instructions for participants in the NSTAR Savings Plan. The undersigned hereby directs the applicable trustee to vote all Common Shares credited to the undersigned’s account at the Annual Meeting and any adjournment thereof.

UNLESS VOTING ELECTRONICALLY OR BY TELEPHONE, PLEASE MARK YOUR VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Items to be voted appear on reverse side.)

Receive Proxy Materials Electronically

eTree Program

Our commitment is to conduct our business in ways that protect and preserve the environment. You can help us by electing to receive our proxy materials and other documents electronically. By doing so, you will receive the information quickly and in an environmentally responsible way. As a thank you for choosing this paperless option, NSTAR will plant a tree on your behalf through American Forests, founded in 1875 and the nation’s oldest nonprofit citizens’ conservation organization. To sign up, visit www.eTree.com/NSTAR or call 1-800-338-8446.